Exhibit 99.3

Feldman Financial Advisors, Inc.
1001 Connecticut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963

Nodak Mutual Insurance Company
Fargo, North Dakota

Subscription Rights Valuation Report
Prepared April 29, 2016

Prepared By

Feldman Financial Advisors, Inc.
Washington, DC

Feldman Financial Advisors, Inc.
1001 Connecticut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963

April 29, 2016

Board of Directors

Nodak Mutual Insurance Company

1101 First Avenue North

Fargo, North Dakota 58102

Members of the Board:

At your request, we have completed and hereby provide an independent valuation (the “Valuation”) of a subscription right granted to eligible members as defined in the Plan of Mutual Property and Casualty Insurance Conversion and Minority Offering (“Plan of Conversion”) adopted by the Board of Directors of Nodak Mutual Insurance Company (“Nodak Mutual”) on January 21, 2016. Nodak Mutual plans to convert from a mutual insurance company to a stock insurance company (the “Conversion”) and issue all of its outstanding capital stock to Nodak Mutual Group, Inc. (“Nodak Mutual Group”), which will then contribute all of such shares to NI Holdings, Inc. (“NI Holdings”) in exchange for 55% of the outstanding shares of common stock of NI Holdings. In conjunction with the Conversion, NI Holdings will offer 45% of its outstanding common stock for sale in a subscription offering. The Plan of Conversion provides that shares not subscribed for in the subscription offering, if any, will be offered for sale to members of the general public in a community offering and in a syndicated offering.

Subscription rights are defined in the Plan of Conversion as rights to subscribe for common stock of NI Holdings in the subscription offering. NI Holdings is offering shares of its common stock for sale in the initial public offering at a price of $10.00 per share. Eligible members will be offered the preferential opportunity to exercise their subscription rights and purchase shares in the subscription offering, subject to certain individual minimum and maximum limitations, at a price of $10.00 per share. The estimated value of a subscription right provided in the Valuation herein is expressed in relation to the initial stock price of $10.00 per share and the subscription right exercise price of $10.00 per share.

In accordance with the Plan of Conversion, rights to subscribe for the purchase of the common stock of NI Holdings have been granted to the following persons, listed in order of priority: (i) “eligible members” (as referred to in the Plan of Conversion), which means a person or entity who is a named insured under an insurance policy issued by Nodak Mutual that is in force as of the close of business on January 21, 2016; (ii) the employee stock ownership plan (“ESOP”) of Nodak Mutual; and (iii) directors, officers, and employees of Nodak Mutual. Each eligible member may either: (i) exercise such subscription rights in whole or in part, or (ii) elect, either affirmatively or by failing to exercise such subscription rights, to have Nodak Mutual redeem for cash all, but not less than all, of such eligible member’s subscription rights.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Nodak Mutual Insurance Company

April 29, 2016

Page Two

In accordance with Subsection 26.1-12.2-03.5 of Chapter 26.1-12.2 of the Century Code of North Dakota, the dollar value of a subscription right must be determined by an independent expert based upon the application of the Black-Scholes option pricing model or another generally accepted option pricing model. Furthermore, as indicated by Subsection 26.1-12.2-03.5, the independent expert may assume, in determining the stock price volatility or other valuation inputs used in the option pricing model, that the attributes of the converting company are substantially similar to the attributes of the stocks of the peer companies used to determine the estimated pro forma market value of the converting company. Subsection 26.1-12.2-03.5 also specifies that the term of a subscription right is a minimum of ninety (90) days for the sole purpose of determining the value of a subscription right.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit 1. In connection with the Conversion, Feldman Financial prepared an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Nodak Mutual as of April 29, 2016. In preparing the Appraisal, among other actions and analyses, we reviewed and performed a comparison of the present financial condition and historical operating results of Nodak Mutual with that of a selected group of publicly traded insurance companies that we deemed relevant (the “Comparative Group”). We utilized this Comparative Group to determine the historical stock price volatility of peer companies to use as a proxy for the estimated expected volatility of the common stock of NI Holdings for application in the Black-Scholes option pricing model.

It is our opinion that, as of April 29, 2016, the estimated value of a subscription right in the Conversion was $0.67 per right. This Valuation is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of exercising subscription rights to purchase shares of common stock in the initial public offering or electing to redeem such subscription rights for cash.

Respectfully submitted,

Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.

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FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

The Plan of Conversion and the applicable North Dakota insurance company conversion statutes require that the subscription rights granted in the Conversion to eligible members be independently valued using the Black-Scholes option pricing model or a comparable option pricing model. Feldman Financial used the Black-Scholes option pricing model to determine the value of a subscription right granted by Nodak Mutual in the Conversion. We also utilized the Comparative Group companies identified in the Appraisal to determine the average stock price volatility as a reasonable proxy for the volatility input variable in the Black-Scholes model.

The Black-Scholes option pricing model is a model for mathematically pricing financial instruments such as an option. An option is a security giving the right (but not the obligation) to buy an asset at a predetermined price within a specified period of time. The subscription rights granted under the Plan of Conversion are options to purchase shares of common stock of NI Holdings in the subscription offering. The result of the Black-Scholes model provides a theoretical estimate of the value of an option that can be exercised on a specified future date and is a reasonable and reliable application for estimating the value of a subscription right granted in the Conversion.

The Black-Scholes model was first presented by Fischer Black and Myron Scholes in their 1973 research paper, “The Pricing of Options and Corporate Liabilities,” published in the Journal of Political Economy. At the time of publication, Fischer Black was an economist at the University of Chicago and Myron Scholes was an economist at the Massachusetts Institute of Technology. The Black-Scholes model takes into account that an investor has the option of investing in an asset earning the risk-free interest rate. It also acknowledges that the option price is largely a function of the volatility of the stock’s price (i.e., the higher the volatility of the stock, the higher the premium on the option). The option price and the stock price depend on the same underlying source of uncertainty: stock price movements. By assuming certain market conditions, the Black-Scholes formula allows the value of the option to be isolated and therefore calculated based on variables that are taken to be known constants or can be reasonably estimated.

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The Black-Scholes option pricing model produces an estimate of the value of an option in terms of the price of the underlying stock and necessarily assumes ideal market conditions for the stock and for the option as follows:

•	the risk-free rate is known and constant through time;

•	the price of the stock follows a constant drift and volatility;

•	markets are efficient;

•	the stock does not pay a dividend;

•	there are no transaction costs in buying or selling the stock or the option;

•	the option can only be exercised at maturity;

•	there is no arbitrage opportunity; and,

•	it is possible to borrow any amount, even fractional, of the price of the stock at the risk-free rate.

Under these assumptions, Mr. Black and Mr. Scholes postulated that it is possible to create a hedged position, consisting of a long position in the stock and a short position in the option, whose value will not depend on the price of the stock, but will depend only on time and the values of the known constants. This dynamic hedging strategy led to a partial differential equation that governed the price of the option and whose solution is given by the Black-Scholes formula.

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FELDMAN FINANCIAL ADVISORS, INC.

I. BLACK-SCHOLES OPTION PRICING MODEL

The Black-Scholes option model is premised on a partial differential equation, which describes the price of the option over time. The underlying formula for the Black-Scholes model takes into account three important considerations: (i) the time value of money; (ii) the value of the cash to buy the option, which incorporates the probability that the stock price is above the option exercise price at the option maturity; and (iii) the value of the stock received, if any. A simplified version of the formula is presented below:

Present value of option = PN(d1) – EXe-rtN(d2)

where d1	=	log (P/EX) + (r + v2/2)t
v√t

d2	=	d1 – v√t

N(d)	=	cumulative normal probability density function

and key input variables are:

EX	=	exercise price of option
P	=	price of stock currently
t	=	time to exercise expiration of option
r	=	risk-free rate of interest (continuously compounded)
v	=	volatility (variance per period of rate of return on the stock)

The key input variables summarized above have the following independent impact upon the option price as predicted by the Black-Scholes model:

Increase in Variable	Effect on Option Price
Stock price (P)	Positive
Exercise price (EX)	Negative
Time to expiration (t)	Positive
Interest rate (r)	Positive
Volatility of stock price (v)	Positive

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FELDMAN FINANCIAL ADVISORS, INC.

II. KEY INPUT VARIABLES

Feldman Financial reviewed Chapter 26.1-12.2 “Mutual Property and Casualty Insurance Company Conversion” of the Century Code of North Dakota to gain an understanding of the North Dakota statutes addressing the valuation of a subscription right in the context of the Conversion. We also reviewed the Plan of Conversion adopted by Nodak Mutual that describes the proposed structure of the Conversion and subscription offering. With respect to subscription rights, Subsection 26.1-12.2-03.5 of Chapter 26.1-12.2 states the Plan of Conversion must address the following:

The dollar value of a subscription right based upon the application of the Black-Scholes option pricing model or another generally accepted option pricing model. In connection with the determination of stock price volatility or other valuation inputs used in option pricing models, the qualified independent expert may assume that the attributes of the converted stock company will be substantially similar to the attributes of the stock of the peer companies used to determine the estimated pro forma market value of the converted stock company. The term of a subscription right is a minimum of ninety days for the sole purpose of determining the value of a subscription right.

As noted previously, the key input variables for the Black-Scholes model are:

•	Exercise price of option (or subscription right)

•	Current price of the underlying stock

•	Time to exercise expiration of option

•	Risk-free interest rate

•	Volatility of the price of the underlying stock

The Plan of Conversion indicates that the purchase price for each share of stock sold in the offering will be $10.00. Therefore, for eligible members receiving subscription rights, the price of the underlying stock is $10.00 per share and the exercise price is also equal to $10.00 per share. The Plan of Conversion indicates that the subscription offering will remain open for at least forty-five (45) days. This is the period in which eligible members may elect to exercise their subscription rights and purchase stock in the subscription offering. However, as indicated in the above statute, only for purpose of determining the value of a subscription right, a minimum of ninety (90) days must be considered. Since the prescribed minimum of 90 days exceeds the expected subscription offering period of 45 days, we have elected to use 90 days as an input variable in the Black-Scholes model.

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As utilized as an input variable in the Black-Scholes mode, the presumed holding period of a risk-free asset should correspond to the life of the option. Because we have assumed a 90-day expiration period of the subscription right, we have elected to use the three-month U.S. Treasury constant maturity yield as a reasonable proxy for the risk-free interest rate. The Appraisal of Nodak Mutual was based on financial data as of December 31, 2015. We have utilized the same financial reporting period-end date to determine the risk-free interest rate. As of December 31, 2015, the three-month U.S. Treasury constant maturity yield was 0.16% as reported by the Federal Reserve Board.

The final input variable to be determined for application of the Black-Scholes model is the volatility or constant price variation of the underlying stock. Stock price volatility can be calculated based on an analysis of the historical price movements of a given stock. However, because the common stock of NI Holdings does not yet trade, there is no historical price data to review and analyze. The aforementioned North Dakota statute provides guidance for the utilization of a group of peer companies in connection with determining expected stock price volatility. In the Appraisal, we identified a Comparative Group consisting of twelve publicly traded insurance companies selected in accordance with certain criteria. The members of the Comparative Group and the related selection criteria are presented in Table 1. Detailed descriptions of the Comparative Group companies are included in Exhibit 2 of the Appendix.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 1

Comparative Group Profile

As of December 31, 2015

						Total
				Total	Total	Equity/
				Assets	Equity	Assets
	State	Ticker	Exchange	($mil.)	($mil.)	(%)

Nodak Mutual Insurance Company	ND	NA	NA	261.2	150.5	57.62

Comparative Group
Atlas Financial Holdings, Inc.	IL	AFH	NASDAQ	411.6	129.6	31.49
Baldwin & Lyons, Inc.	IN	BWINB	NASDAQ	1,085.8	394.5	36.33
Donegal Group Inc.	PA	DGICA	NASDAQ	1,537.8	408.4	26.56
EMC Insurance Group Inc.	IA	EMCI	NASDAQ	1,536.0	524.9	34.18
Federated National Holding Company	FL	FNHC	NASDAQ	638.3	250.8	39.29
First Acceptance Corporation	TN	FAC	NYSE	402.1	103.7	25.78
Hallmark Financial Services, Inc.	TX	HALL	NASDAQ	1,076.6	262.0	24.34
HCI Group Inc.	FL	HCI	NYSE	637.0	237.7	37.32
Kingstone Companies, Inc.	NY	KINS	NASDAQ	149.1	45.3	30.36
National Security Group, Inc.	AL	NSEC	NASDAQ	148.1	44.9	30.31
Unico American Corporation	CA	UNAM	NASDAQ	140.2	70.3	50.18
United Insurance Holdings Corp.	FL	UIHC	NASDAQ	740.0	239.2	32.32

Source: Nodak Mutual; SNL Financial.

Selection Criteria:

•	Publicly traded – stock-form insurance company whose shares are traded on New York Stock Exchange, NYSE MKT, or NASDAQ Stock Market.

•	Market segment – insurance underwriter whose primary market segment is listed as property and casualty by SNL Financial.

•	Non-acquisition target – not subject to an announced or pending acquisition.

•	Seasoned trading history – publicly traded for at least one year.

•	Current financial data – publicly reported financial data on a GAAP basis available for the last twelve months (“LTM”) ended December 31, 2015.

•	Asset size – total assets between $100 million and $1.6 billion.

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Table 2 below provides additional data regarding the common stocks and related price performance of the Comparative Group for the last twelve months (“LTM”) ended December 31, 2015. Table 3 provides comparisons of Nodak Mutual and the Comparative Group based on financial condition data. Table 4 provides comparisons based on operating performance data.

Table 2

Stock Performance Comparisons

As of December 31, 2014 and 2015

						Total	Total	LTM
	Closing	Closing	LTM	LTM	LTM	Market	Market	Market
	Price	Price	Price	High	Low	Value	Value	Value
	12/31/15	12/31/14	Change	Price	Price	12/31/15	12/31/14	Change
	($)	($)	(%)	($)	($)	($mil.)	($mil.)	(%)

Comparative Group Average	NA	NA	(0.6)	NA	NA	258.8	267.6	(0.1)
Comparative Group Median	NA	NA	(5.0)	NA	NA	298.9	280.8	(5.2)

Comparative Group
Atlas Financial Holdings, Inc.	19.90	16.32	21.9	20.97	15.87	239.1	192.1	24.5
Baldwin & Lyons, Inc.	24.03	25.78	(6.8)	25.42	21.51	361.1	386.2	(6.5)
Donegal Group Inc.	14.08	15.98	(11.9)	16.43	13.14	367.1	431.9	(15.0)
EMC Insurance Group Inc.	25.30	23.64	7.0	26.71	20.00	525.7	480.9	9.3
Federated National Holding Company	29.56	24.16	22.4	32.14	21.02	407.9	329.4	23.8
First Acceptance Corporation	2.38	2.55	(6.7)	3.34	2.20	97.7	104.6	(6.6)
Hallmark Financial Services, Inc.	11.69	12.09	(3.3)	13.16	10.23	223.2	232.3	(3.9)
HCI Group Inc.	34.85	43.24	(19.4)	50.01	32.35	358.7	440.6	(18.6)
Kingstone Companies, Inc.	9.00	8.15	10.4	9.99	7.12	66.0	59.6	10.7
National Security Group, Inc.	15.25	13.45	13.4	16.50	12.58	38.3	33.7	13.6
Unico American Corporation	9.99	11.44	(12.7)	13.76	9.00	53.1	61.1	(13.1)
United Insurance Holdings Corp.	17.10	21.95	(22.1)	28.09	12.41	368.1	458.9	(19.8)

Source: Nodak Mutual; SNL Financial.

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Table 3

Financial Condition Comparisons

As of or For the Last Twelve Months Ended December 31, 2015

		Total		LTM	Policy	Cash &	Total	Tang.
	Total	Policy	Total	Asset	Resrvs./	Invest./	Equity/	Equity/
	Assets	Resrvs.	Equity	Growth	Equity	Assets	Assets	Assets
	($mil.)	($mil.)	($mil.)	(%)	(x)	(%)	(%)	(%)

Nodak Mutual Insurance Company	261.2	98.8	150.5	4.46	0.66	76.54	57.62	57.17

Comparative Group Average	708.5	399.0	225.9	12.97	1.72	69.79	33.20	31.94
Comparative Group Median	637.6	295.1	238.5	8.09	1.74	68.06	31.91	31.16

Comparative Group
Atlas Financial Holdings, Inc.	411.6	235.2	129.6	44.97	1.81	56.69	31.49	30.20
Baldwin & Lyons, Inc.	1,085.8	538.9	394.5	(5.11)	1.37	67.59	36.33	36.15
Donegal Group Inc.	1,537.8	1,007.7	408.4	5.43	2.47	60.41	26.56	26.24
EMC Insurance Group Inc.	1,536.0	926.9	524.9	2.55	1.77	92.19	34.18	34.14
Federated National Holding Company	638.3	351.3	250.8	26.74	1.40	68.52	39.29	39.29
First Acceptance Corporation	402.1	205.5	103.7	22.43	1.98	64.46	25.78	18.05
Hallmark Financial Services, Inc.	1,076.6	667.3	262.0	9.76	2.55	65.19	24.34	19.90
HCI Group Inc.	637.0	239.0	237.7	6.42	1.01	78.60	37.32	37.32
Kingstone Companies, Inc.	149.1	90.0	45.3	10.47	1.99	60.62	30.36	29.53
National Security Group, Inc.	148.1	77.0	44.9	2.23	1.72	80.57	30.31	30.31
Unico American Corporation	140.2	67.2	70.3	3.05	0.95	70.01	50.18	50.18
United Insurance Holdings Corp.	740.0	381.4	239.2	26.68	1.59	72.63	32.32	32.01

Source: Nodak Mutual; SNL Financial.

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Table 4

Operating Performance Comparisons

As of or For the Last Twelve Months Ended December 31, 2015

		LTM Net				LTM Pre-
		Prem.	LTM	LTM	LTM	tax Inc./
	Total	Written/	Loss	Exp.	Comb.	Total	LTM	LTM
	Revenue	Avg.Eq.	Ratio	Ratio	Ratio	Revenue	ROA	ROE
	($mil.)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

Nodak Mutual Insurance Company	146.5	1.00	60.1	26.2	86.3	17.82	6.87	12.25

Comparative Group Average	288.0	1.31	58.4	30.9	89.2	12.12	3.34	10.37
Comparative Group Median	283.1	1.37	59.2	32.3	91.2	11.60	3.24	10.15

Comparative Group
Atlas Financial Holdings, Inc.	156.9	1.39	59.2	27.8	87.0	14.06	3.84	11.86
Baldwin & Lyons, Inc.	280.3	0.64	59.2	32.2	91.4	12.11	2.09	5.83
Donegal Group Inc.	636.4	1.47	65.8	33.2	99.0	4.34	1.39	4.89
EMC Insurance Group Inc.	623.7	1.12	65.0	31.3	96.3	11.49	3.29	9.66
Federated National Holding Company	249.9	0.98	49.7	38.2	87.9	26.09	6.85	17.65
First Acceptance Corporation	331.9	2.67	82.0	17.8	99.8	(0.77)	(0.51)	(1.82)
Hallmark Financial Services, Inc.	372.4	1.37	65.9	28.0	93.9	8.56	2.11	8.39
HCI Group Inc.	286.0	1.17	30.9	32.8	63.6	37.14	9.89	30.24
Kingstone Companies, Inc.	64.2	1.42	47.7	32.3	80.0	16.06	4.91	16.39
National Security Group, Inc.	64.1	1.37	55.4	35.6	91.0	9.91	3.19	10.64
Unico American Corporation	33.3	0.44	65.0	22.0	87.0	(5.22)	(0.86)	(1.66)
United Insurance Holdings Corp.	357.6	1.74	54.5	39.5	94.0	11.71	3.86	12.35

Source: Nodak Mutual; SNL Financial.

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Stock price volatility is an important factor in many option valuation models and often exerts the most significant effect on the resulting option value, especially for relatively short-term options. Option holders benefit from the volatility of stocks because they have the right to capture increases in the price of (and related return on) the underlying stock during the term of the option without having to bear the full risk of loss from stock price decreases. While the other input variables in the Black-Scholes option model are typically observable for publicly traded companies, stock price volatility is a forward-looking measure. Companies and investment analysts will generally use historic volatility as a proxy for expected volatility. Historical stock price volatility is a function of the past variability in the returns on a stock as measured by changes in the stock price. Mathematically, historical volatility is defined as the annualized standard deviation of the returns on a given stock. Standard deviation is defined as the square root of the average squared deviation of the data from its mean.

The measure of volatility used in the Black-Scholes option pricing model is the annualized standard deviation of the continuously compounded rates of return on the stock price over a period of time. In order to calculate the historical stock volatility for the Comparative Group companies for the year ended December 31, 2015, Feldman Financial compiled the daily closing stock price data for each member of the Comparative Group in calendar 2015. Exhibit 2 presents the daily closing prices of the Comparative Group stocks during calendar 2015 in which there were 252 trading days. As indicated in Exhibit 2, there were regularly reported stock price observations for each of the Comparative Group companies, which are actively traded on major stock exchanges. For each stock issue, the continuously compounded return on a daily basis was calculated as follows:

Daily Return = Natural Logarithm (Closing Price / Previous Closing Price)

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Next, the standard deviation of these daily returns was calculated and this result produced the daily volatility estimate. Daily volatility must be converted to an annualized measure of volatility before it can be used in the Black-Scholes option pricing model. To convert from periodic to annualized volatility, the periodic volatility is multiplied by the square root of the number of periods in a year. In this application, daily stock price observations were used. There were 252 trading days in 2015, so daily volatility is multiplied by the square root of 252 to convert it to annualized volatility. Table 5 summarizes the historical volatility of the stock prices for the Comparative Group companies for the year ended December 31, 2015.

Table 5

Estimated Stock Price Volatility

For the Year Ended December 31, 2015

Comparative Group Company	Ticker	Volatility
Atlas Financial Holdings, Inc.	AFH	23.85%
Baldwin & Lyons, Inc.	BWINB	16.69%
Donegal Group Inc.	DGICA	19.37%
EMC Insurance Group Inc.	EMCI	28.40%
Federated National Holding Company	FNHC	36.76%
First Acceptance Corporation	FAC	51.17%
Hallmark Financial Services, Inc.	HALL	28.60%
HCI Group Inc.	HCI	36.01%
Kingstone Companies, Inc.	KINS	25.57%
National Security Group, Inc.	NSEC	40.50%
Unico American Corporation	UNAM	47.02%
United Insurance Holdings Corp.	UIHC	48.86%

Average		33.57%
Median		32.30%
Minimum		16.69%
Maximum		51.17%

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III. VALUATION ANALYSIS AND CONCLUSION

Based on the analysis and review discussed in the prior chapters, Feldman Financial utilized the following data as relevant input variables for the Black-Scholes option pricing model in determining the value of a subscription right in connection with the Conversion:

Table 6

Black-Scholes Option Pricing Model Assumptions

Option Pricing	Formula	Variable
Variable	Notation	Amount	Explanation

Price of Stock	P	$10.00	initial public offering price for common stock of NI Holdings

Exercise Price	EX	$10.00	subscription offering purchase price for eligible policyholders

Time to Expiration	T	0.247	expressed in years; statutory minimum period (90 days / 365 days)

Risk-free Interest Rate	r	0.16%	three-month U.S. Treasury constant maturity yield at 12/31/15

Volatility	v	33.57%	average volatility of Comparative Group for year ended 12/31/15

Feldman Financial utilized an electronic spreadsheet to create and perform the calculations of the Black-Scholes option pricing model applying the mathematical formula with the input variables as shown above. Based on the factors considered in this report and the results of the Black-Scholes option pricing model incorporating the above assumptions, the value of a subscription right in the Conversion is estimated at $0.67 per right.

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Exhibit 1

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial services companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the mutual-to-stock conversion valuation process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the officers of Feldman Financial Advisors has over 30 years of experience in consulting to financial institutions and financial services companies. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, mortgage companies, and insurance companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California, Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock valuations and other corporate valuations, strategic business plans, and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also worked as a Corporate Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

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Exhibit 2

Profiles of the Comparative Group Companies

Atlas Financial Holdings, Inc. (NASDAQ: AFH) – Elk Grove Village, Illinois

Atlas Financial Holdings, Inc. (“Atlas Financial”) is a financial services holding company whose core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector, which is carried out through its insurance subsidiaries, American Country Insurance Company (“American Country”), American Service Insurance Company, Inc. (“American Service”), Gateway Insurance Company (“Gateway”), and Global Liberty Insurance Company of New York (“Global Liberty”). This insurance sector includes taxicabs, non-emergency paratransit, limousine, livery, and business automobile. Atlas Financial was originally formed in 2009 and completed a reverse merger in 2010 wherein American Service and American Country were sold to Atlas Financial by Kingsway America Inc. American Country commenced operations in 1979. In 1983, American Service was established as a non-standard personal and commercial automobile insurer writing business in the Chicago, Illinois area. Gateway was acquired in 2013 and provides specialized commercial automobile insurance to niche markets such as taxi, black car, and sedan service. In March 2015, Atlas Financial completed the acquisition of Global Liberty, whose primary business focus is the for-hire-livery vehicle market in the New York metropolitan area. American Country, American Service, and Gateway carry current financial strength ratings from A.M. Best of B (Fair) with a stable outlook, while Global Liberty is rated B+ (Good) with a stable outlook. As of December 31, 2015, Atlas Financial had total assets of $411.6 million, total policy reserves of $235.2 million, total equity of $129.6 million, LTM total revenue of $156.9 million, and LTM net income of $14.4 million.

Baldwin & Lyons, Inc. (NASDAQ: BWINB) – Indianapolis, Indiana

Through its subsidiaries, Baldwin & Lyons, Inc. (“Baldwin & Lyons”) engages in marketing and underwriting property and casualty insurance and the assumption of property and casualty reinsurance. Subsidiaries of Baldwin & Lyons include Protective Insurance Company, Protective Specialty Insurance Company, Sagamore Insurance Company, Baldwin & Lyons Brokerage Services, Inc., and Baldwin & Lyons Insurance, Ltd. Baldwin & Lyons provides coverage for larger companies in the motor carrier industry that retain substantial amounts of self-insurance, for independent contractors utilized by trucking companies, for medium-sized and small trucking companies on a first dollar or small deductible basis, and for public livery concerns, principally covering fleets of commercial buses. The principal types of fleet transportation insurance marketed by Baldwin & Lyons are commercial motor vehicle liability, physical damage and other liability insurance; workers compensation insurance; specialized accident insurance for independent contractors; non-trucking motor vehicle liability insurance for independent contractors; fidelity and surety bonds; inland marine consisting principally of cargo insurance; and captive insurance company products that are provided through a subsidiary in Bermuda The capital structure of Baldwin & Lyons includes Class A and Class B common stock. The Class A and Class B shares have identical rights and privileges except that Class B shares have no voting rights. Protective Insurance Company, the main insurance subsidiary of Baldwin & Lyons, carries a current financial strength rating of A+ (Superior) from A.M. Best with a stable outlook. As of December 31, 2015, Baldwin & Lyons had total assets of $1.1 billion, total policy reserves of $538.9 million, total equity of $394.5 million, LTM total revenue of $280.3 million, and LTM net income of $23.3 million.

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FELDMAN FINANCIAL ADVISORS, INC.

Donegal Group, Inc. (NASDAQ: DGICA) – Marietta, Pennsylvania

Donegal Group, Inc. (“Donegal Group”) is as an insurance holding company whose insurance subsidiaries offer personal and commercial lines of property and casualty insurance to businesses and individuals in 21 Mid-Atlantic, Midwestern, New England, and Southern states. Donegal Group owns insurance subsidiaries domiciled in the states of Iowa, Maryland, Michigan, Pennsylvania, Virginia and Wisconsin. For the year ended December 31, 2015, Donegal Group’s direct premiums were generated primarily in the states of Pennsylvania (36.6%), Michigan (16.1%), Virginia (8.8%), Maryland (8.8%), Georgia (6.0%), and Delaware (5.6%). Donegal Group’s insurance subsidiaries derive a substantial portion of their insurance business from smaller to mid-sized regional communities. Donegal Group believes this focus provides its insurance subsidiaries with competitive advantages in terms of local market knowledge, marketing, underwriting, claims servicing, and policyholder service. At the same time, Donegal Group believes its insurance subsidiaries have cost advantages over many smaller regional insurers that result from economies of scale they realize through centralized accounting, administrative, data processing, investment, and other services. Donegal Group has been an active consolidator of smaller “Main Street” property and casualty insurance companies. The personal lines products offered by Donegal Group consist primarily of homeowners and private passenger automobile policies, while the commercial lines products consist primarily of commercial automobile, commercial multi-peril, and workers compensation policies. Donegal Group’s insurance subsidiaries carry current financial strength ratings of A (Excellent) from A.M. Best with a stable outlook. As of December 31, 2015, Donegal Group had total assets of $1.5 billion, total policy reserves of $1.0 billion, total equity of $408.4 million, LTM total revenue of $636.4 million, and LTM net income of $21.0 million.

EMC Insurance Group Inc. (NASDAQ: EMCI) – Des Moines, Iowa

EMC Insurance Group Inc. (“EMC Insurance”) is an insurance holding company that was incorporated in Iowa in 1974 by Employers Mutual Casualty Company (“Employers Mutual”) and became a public company in 1982 following the initial public offering of its common stock. EMC Insurance is approximately 57% owned by Employers Mutual, a multiple-line property and casualty insurance company organized as an Iowa mutual insurance company in 1911 that is licensed in all 50 states and the District of Columbia. EMC Insurance conducts operations in property and casualty insurance and reinsurance through its subsidiaries. EMC Insurance primarily focuses on the sale of commercial lines of property and casualty insurance to small and medium-sized businesses. These products are sold through independent insurance agents who are supported by a decentralized network of branch offices. Although EMC Insurance actively markets its insurance products in 41 states, the majority of its business is marketed and generated in the Midwest. EMC Insurance conducts its operations through the following subsidiaries: EMCASCO Insurance Company, Illinois EMCASCO Insurance Company and Dakota Fire Insurance Company, and its reinsurance operations through its subsidiary, EMC Reinsurance Company. The primary sources of revenue for EMC Insurance are generated from the following commercial lines of business: property, automobile, workers compensation, and liability. For the year ended December 31, 2015, the geographic distribution of the aggregate direct premiums generated by EMC Insurance included Iowa (13.0%), Kansas (8.5%), Wisconsin (5.6%), Nebraska (5.3%), Michigan (4.6%), Illinois (4.2%), and Texas (4.1%). EMC Insurance’s property and casualty insurance companies carry financial strength ratings from A.M. Best of A (Excellent) with a stable outlook. As of December 31, 2015, EMC Insurance had total assets of $1.5 billion, total policy reserves of $926.9 million, total equity of $524.9 million, LTM total revenue of $623.7 million, and LTM net income of $50.2 million.

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FELDMAN FINANCIAL ADVISORS, INC.

Federated National Holding Company (NASDAQ: FNHC) – Sunrise, Florida

Federated National Holding Company (“Federated National”) is an insurance holding company that engages in the insurance underwriting, distribution and claims processes through its subsidiaries and contractual relationships with its independent agents and general agents. Federated National is authorized to underwrite, and/or place through its owned subsidiaries, homeowners multi-peril, commercial general liability, federal flood, personal automobile, and various other lines of insurance in Florida and various other states. Federated National markets and distributes its own and third-party insurers’ products and its other services through a network of independent agents. Its principal insurance subsidiary is Federated National Insurance Company (“FNIC”), which is licensed as an admitted carrier in Florida, Alabama, Louisiana, and South Carolina. Federated National also serves as managing general agent for Monarch National Insurance Company (“MNIC”), which was founded in 2015 through a joint venture and is licensed as an admitted carrier in Florida. MNIC writes insurance policies that have a higher risk profile than those written by FNIC, allowing MNIC to reach a broader market and charge higher premiums. Through relationships with a network of approximately 2,500-plus independent agents, FNIC is authorized to underwrite homeowners, commercial general liability, fire, allied lines, and personal and commercial automobile insurance in Florida. FNIC is licensed as an admitted carrier in Alabama, Louisiana, Georgia, and Texas and underwrites commercial general liability insurance in those states, homeowners insurance in Louisiana, and personal automobile insurance in Georgia and Texas. During 2015, approximately 91.4%, 3.3%, 3.3% and 2.0% of the premiums it underwrote were for homeowners, commercial general liability, personal automobile, and federal flood insurance, respectively. FNIC is not currently rated by A.M. Best. As of December 31, 2015, Federated National had total assets of $638.3 million, total policy reserves of $351.3 million, total equity of $250.8 million, LTM total revenue of $249.9 million, and LTM net income of $40.4 million.

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FELDMAN FINANCIAL ADVISORS, INC.

First Acceptance Corporation (NYSE: FAC) – Nashville, Tennessee

First Acceptance Corporation (“First Acceptance”) is a retailer, servicer, and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. First Acceptance’s insurance operations generate revenue from selling non-standard personal automobile insurance products and related products in 17 states. First Acceptance conducts its servicing and underwriting operations in 13 states and is licensed as an insurer in 12 additional states. First Acceptance owns and operates three insurance company subsidiaries: First Acceptance Insurance Company, Inc., First Acceptance Insurance Company of Georgia, Inc., and First Acceptance Insurance Company of Tennessee, Inc. First Acceptance is a vertically integrated business and believes that its business model allows it to identify and satisfy the needs of its target customers and eliminates many of the inefficiencies associated with a non-integrated automobile insurance model. At December 31, 2015, First Acceptance operated 440 retail locations and a call center staffed with employee-agents. The employee-agents primarily sell non-standard personal automobile insurance products underwritten by First Acceptance as well as certain commissionable ancillary products. In most states, First Acceptance’s employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by First Acceptance. In addition to its retail locations, First Acceptance is able to complete the entire sales process over the telephone via its call center or through the internet via its consumer-based website or mobile platform. Effective July 1, 2015, First Acceptance acquired certain assets of Titan Insurance Services, Inc. and Titan Auto Insurance of New Mexico, Inc. These agencies, which are now rebranded under the Acceptance Insurance name, sell private passenger non-standard automobile insurance through 83 retail locations, principally in California, but also in Texas, Arizona, Florida, Nevada, and New Mexico. Based on gross premiums earned by First Acceptance for the year ended December 31, 2015, the geographic distribution of revenue included Georgia (19.2%), Florida (15.4%), Texas (13.4%), Ohio (10.0%), Alabama (9.2%), Illinois (9.0%), and South Carolina (7.6%). The principal operating subsidiaries of First Acceptance carry current financial strength ratings from A.M. Best of B (Fair) with a stable outlook. As of December 31, 2015, First Acceptance had total assets of $402.1 million, total policy reserves of $205.5 million, total equity of $103.7 million, LTM total revenue of $331.9 million, and LTM net loss of -$1.9 million.

Hallmark Financial Services, Inc. (NASDAQ: HALL) – Fort Worth, Texas

Hallmark Financial Services, Inc. (“Hallmark Financial”) is a diversified property and casualty insurance group that serves businesses and individuals in specialty and niche markets. Hallmark Financial offers standard commercial insurance, specialty commercial insurance, and personal insurance in selected market niches that are characteristically low-severity and predominately short-tailed risks. Hallmark Financial markets, distributes, underwrites, and services its P&C insurance products primarily through subsidiaries whose operations are organized into product-specific operating units. The standard commercial P&C operating unit offers industry-specific commercial insurance products and services in the standard market. The workers compensation operating unit specializes in small and middle market workers compensation business. Effective July 1, 2015, this operating unit no longer markets or retains any risk on new or renewal policies. The managing general agent (“MGA”) commercial products operating unit offers commercial insurance products and services in the excess and surplus lines market. The specialty Commercial operating unit offers general aviation and satellite launch insurance products and services, low and middle market commercial umbrella and primary/excess liability insurance, medical professional liability insurance products and services, and primary/excess commercial property coverages for both catastrophe and non-catastrophe exposures. The specialty personal lines operating unit offers non-standard personal automobile and renters insurance products and services. Hallmark Financial’s business is geographically concentrated in the South Central and Northwest regions of the United States, except for its general aviation business, which is written on a national basis. Five states accounted for 63% of the gross premiums written in 2015 by Hallmark Financial’s insurance company subsidiaries: Texas (46.7%), Louisiana (4.8%), Arizona (4.3%), Oklahoma (3.5%), and New Mexico (3.4%). Hallmark Financial’s insurance subsidiaries carry current financial strength ratings of A- (Excellent) with a negative outlook. As of December 31, 2015, Hallmark Financial had total assets of $1.1 billion, total policy reserves of $667.3 million, total equity of $262.0 million, LTM total revenue of $372.4 million, and LTM net income of $21.9 million.

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HCI Group, Inc. (NYSE: HCI) – Tampa, Florida

HCI Group, Inc. (“HCI Group”) operates subsidiaries primarily engaged in the property and casualty insurance business. Over the years, HCI Group has broadened and diversified its business portfolio through acquisitions to include information technologies and investment real estate. HCI Group’s principal operating subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPCI”), was incorporated and began operations in 2007. HCPCI currently provides property and casualty insurance to homeowners, condominium owners, and tenants residing in Florida. HCPCI’s operations are supported by certain of HCI’s wholly owned subsidiaries as well as HCI Group: Homeowners Choice Managers, Inc. acts as managing general agent and provides marketing, underwriting, claims settlement, accounting, and financial services to HCPCI; Southern Administration, Inc. provides policy administration services to HCPCI. HCPCI began operations by participating in a “take-out program” through which it assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. The take-out program is a legislatively mandated program designed to reduce the state’s risk exposure by encouraging private companies to assume policies from Citizens. HCPCI has assumed policies in a series of separate transactions, which took place from 2007 through 2015. Substantially all HCI Group’s premium revenue since inception has come from the policies acquired in these assumption transactions and subsequent renewals. HCPCI began writing flood coverage in January 2014 in response to the demand for an alternative to the Federal National Flood Insurance Program for Florida homeowners. Through the assumption transactions, HCI Group has increased its geographic diversification within the state of Florida and currently has approximately 160,000 policies in force. HCI Group is not currently rated by A.M. Best. As of December 31, 2015, HCI Group had total assets of $637.0 million, total policy reserves of $239.0 million, total equity of $237.7 million, LTM total revenue of $286.0 million, and LTM net income of $65.9 million.

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Kingstone Companies, Inc. (NASDAQ: KINS) – Kingston, New York

Kingstone Companies, Inc. (“Kingstone”) offers property and casualty insurance products to small businesses and individuals in the state of New York through its wholly owned subsidiary, Kingstone Insurance Company (“KICO”). KICO is a licensed property and casualty insurance company in New York, New Jersey, Connecticut, Pennsylvania, and Texas; however, KICO writes substantially all of its business in New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone’s largest line of business is personal lines, consisting of homeowners, dwelling fire, 3-4 family dwelling package, condominium, renters, equipment breakdown and service line endorsements, and personal umbrella policies. Commercial liability is another product line through the offering of business owners policies that consist primarily of small business retail risks without a residential exposure. Kingstone also writes artisan’s liability policies for small independent contractors with seven or fewer employees. In addition, it writes special multi-peril policies for larger and more specialized business owners’ risks, including those with limited residential exposures. Commercial automobile represents a third product line as Kingstone provides physical damage and liability coverage for light vehicles owned by small contractors and artisans. A fourth line of business is livery physical damage. Kingstone writes for-hire vehicle physical damage only policies for livery and car service vehicles and taxicabs. These policies insure only the physical damage portion of insurance for such vehicles, with no liability coverage included. Personal lines, commercial liability, livery physical damage, and commercial automobile policies accounted for 76.0%, 13.2%, 9.9%, and 0.6% of gross written premiums for the year ended December 31, 2015. Kingstone complete an underwritten public offering of common stock in December 2013. Kingstone’s current financial strength rating from A.M. Best is B++ (Good) with a stable outlook. As of December 31 2015, Kingstone had total assets of $149.1 million, total policy reserves of $90.0 million, total equity of $45.3 million, LTM total revenue of $64.2 million, and LTM net income of $7.0 million.

National Security Group, Inc. (NASDAQ: NSEC) – Elba, Alabama

National Security Group, Inc. (“National Security”) is an insurance holding company that, through its property and casualty subsidiaries, primarily writes personal lines coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance in ten states. Through its life insurance subsidiary, National Security offers a basic line of life and health and accident insurance products in six states. Property and casualty insurance is the most significant segment accounting for approximately 90% of total premium revenues in 2015 and is conducted through National Security Fire & Casualty Company (“NSFC”) and Omega One Insurance Company (“Omega”). NSFC is licensed to write insurance in the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Oklahoma, South Carolina, Tennessee and West Virginia. Omega is licensed to write insurance in Alabama and Louisiana. Another subsidiary, National Security Insurance Company (“NSIC”), conducts the life insurance business. Dwelling fire and homeowners, collectively referred to as the dwelling property line of business, is the largest segment of property and casualty operations composing approximately 97% of total property and casualty premium revenue. National Security focuses on providing niche insurance products within the markets it serves. National Security ranks in the top twenty dwelling property insurance carriers in its two largest states, Alabama and Mississippi. However, due to the large concentration of business among the top five carriers, its total combined market share in these two states is less than 2%. NSFC and Omega products are marketed through a network of independent agents and brokers, who are independent contractors and generally maintain relationships with one or more competing insurance companies. For the year ended December 31, 2015, National Security’s direct written premium distribution was as follows: Alabama (28.5%), Mississippi (18.0%), Georgia (11.9%), Louisiana (11.9%), South Carolina (10.6%), Oklahoma (9.4%), Tennessee (5.6%), and Arkansas (4.1%). NSFC currently carries an A.M. Best group financial strength rating of B++(Good), while Omega and NSIC carry financial strength ratings of B+ (Good), all with stable outlooks. As of December 31, 2015, National Security had total assets of $148.1 million, total policy reserves of $77.0 million, total equity of $44.9 million, LTM total revenue of $64.1 million, and LTM net income of $4.7 million.

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Unico American Corporation (NASDAQ: UNAM) – Calabasas, California

Unico American Corporation (“Unico American”) is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and provides insurance premium financing and membership association services through its other subsidiaries. The insurance company operation is conducted through Crusader Insurance Company (“Crusader”), which is a multiple line P&C insurance company that began transacting business on January 1, 1985. Since 2004, all Crusader business has been written in the state of California until June 2014 when Crusader also began writing business in the state of Arizona. During the year ended December 31, 2015, approximately 98% of Crusader’s business was commercial multiple peril policies. Commercial multiple peril policies provide a combination of property and liability coverage for businesses. Commercial property coverage insures against loss or damage to buildings, inventory and equipment from natural disasters, including hurricanes, windstorms, hail, water, explosions, severe winter weather, and other events such as theft and vandalism, fires, storms, and financial loss due to business interruption resulting from covered property damage. However, Crusader does not write earthquake coverage. In addition to commercial multiple peril policies, Crusader also writes separate policies to insure commercial property and commercial liability risks on a mono-line basis. Crusader is domiciled in California and is licensed as an admitted insurance carrier in the states of Arizona, California, Nevada, Oregon, and Washington. For the year ended December 31, 2015, 99.5% and 0.5% of direct written premium was produced in California and Arizona, respectively. Unico American sells its insurance policies through Unifax Insurance Systems, Inc., Crusader’s sister corporation and exclusive general agent. All policies are produced by a network of independent brokers and retail agents. Although Crusader plans to continually introduce new products, it did not introduce new products during 2015; instead, in 2015 Crusader implemented product changes such as revised rates, eligibility guidelines, rules and coverage forms. In October 2015, A.M. Best affirmed the financial strength rating of A- (Excellent) for Crusader with a stable outlook. As of December 31, 2015, Unico American had total assets of $140.2 million, total policy reserves of $67.2 million, total equity of $70.3 million, LTM total revenue of $33.3 million, and LTM net loss of -$1.2 million.

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FELDMAN FINANCIAL ADVISORS, INC.

United Insurance Holdings Corp. (NASDAQ: UIHC) – St. Petersburg, Florida

United Insurance Holdings Corp. (“United Insurance”) serves as the holding company for United Property & Casualty Insurance Company and its affiliated companies (referred to collectively as “UPC Insurance”). UPC Insurance is primarily engaged in the homeowners property and casualty insurance business in the United States. It currently writes in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina, and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, New York, and Virginia. United Insurance’s target market currently consists of areas where the perceived threat of natural catastrophe has caused large national insurance carriers to reduce their concentration of policies. In such areas, United Insurance believes an opportunity exists for UPC Insurance to write profitable business. United Insurance manages its risk of catastrophic loss primarily through sophisticated pricing algorithms, avoidance of policy concentration, and the use of a comprehensive catastrophe reinsurance program. UPC Insurance has been operating continuously in Florida since 1999, and has managed its business through various hurricanes, tropical storms, and other weather related events. Homeowners policies and related coverage account for the vast majority of the business that United Insurance writes, but it is diversifying by product as well as geography. In 2015, personal property policies (standard homeowners, dwelling fire, renters and condominium owners policies) accounted for 95% of United Insurance’s total written premium. In addition to these policies, United Insurance writes flood policies, which accounted for 3%, and commercial residential policies, which accounted for the remaining 2% of its 2015 written premium. United Insurance currentlys market its policies to a broad range of prospective policyholders through over 7,000 independent agencies. In September 2015, United Insurance entered into a stock purchase agreement to acquire Mineola, New York-based Interboro Insurance Company, a New York domiciled property and casualty insurer licensed in New York, South Carolina, Alabama, Louisiana, and Washington, D.C. The transaction is currently expected to close in April 2016. Based on direct written premium for the year ended December 31, 2015, United Insurance’s geographic distribution includes Florida (57.3%), Texas (10.0%), Massachusetts (7.1%), South Carolina (7.4%), Louisiana (6.7%), North Carolina (5.3%), and Rhode Island (4.2%). United Insurance is not currently rated by A.M. Best. As of December 31, 2015, United Insurance had total assets of $740.0 million, total policy reserves of $381.4 million, total equity of $239.2 million, LTM total revenue of $357.6 million, and LTM net income of $27.4 million.

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Exhibit 3

Closing Stock Price Data for the Comparative Group

		Atlas Financial Holdings, Inc.	Baldwin & Lyons, Inc.	Donegal Group Inc.	EMC Insurance Group Inc.	Federated National Holding Co.	First Acceptance Corp.	Hallmark Financial Services, Inc.	HCI Group Inc.	Kingstone Companies, Inc.	National Security Group, Inc.	Unico American Corp.	United Insurance Holdings Corp.
Ticker Symbol		AFH	BWINB	DGICA	EMCI	FNHC	FAC	HALL	HCI	KINS	NSEC	UNAM	UIHC
Standard Deviation		0.0150	0.0105	0.0122	0.0179	0.0232	0.0322	0.0180	0.0227	0.0161	0.0255	0.0296	0.0308
Annualized Volatility		0.2385	0.1669	0.1937	0.2840	0.3676	0.5117	0.2860	0.3601	0.2557	0.4050	0.4702	0.4886
Count	Date	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price
1	12/31/15	19.90	24.03	14.08	25.30	29.56	2.38	11.69	34.85	9.00	15.25	9.99	17.10
2	12/30/15	19.85	24.41	14.36	25.82	30.10	2.30	12.11	35.66	9.16	14.37	9.02	17.79
3	12/29/15	20.02	24.89	14.56	26.05	30.55	2.27	12.48	36.14	8.99	14.27	9.26	17.99
4	12/28/15	20.01	24.77	14.32	25.61	29.54	2.22	11.89	35.16	9.01	14.27	9.25	17.97
5	12/24/15	20.02	24.75	14.81	25.77	30.14	2.20	12.04	35.30	9.10	14.42	9.30	18.16
6	12/23/15	20.49	24.57	14.76	25.21	29.78	2.32	11.92	34.78	9.13	14.42	9.30	17.99
7	12/22/15	20.04	24.39	14.14	24.76	29.14	2.23	12.01	34.09	9.00	14.80	9.30	17.66
8	12/21/15	19.43	23.74	13.76	24.39	28.94	2.36	11.73	33.27	8.78	15.20	9.40	17.49
9	12/18/15	18.96	23.53	13.61	24.33	29.33	2.56	12.12	32.35	8.78	15.20	9.40	17.79
10	12/17/15	19.16	23.41	13.49	25.28	30.52	2.40	12.35	33.48	8.95	14.76	9.40	19.05
11	12/16/15	19.46	23.49	13.64	26.60	30.84	2.47	12.39	34.06	8.81	14.76	9.20	18.63
12	12/15/15	19.33	23.66	13.36	25.94	30.38	2.44	12.18	32.64	8.83	14.76	9.65	18.39
13	12/14/15	19.25	23.09	13.14	25.38	30.12	2.55	11.83	32.56	8.69	14.82	9.65	17.80
14	12/11/15	19.38	23.75	13.79	25.53	29.17	2.40	12.10	34.06	8.82	14.82	9.25	17.60
15	12/10/15	19.85	23.86	14.12	25.53	29.64	2.45	12.12	36.16	9.17	14.50	9.25	18.40
16	12/09/15	19.99	23.99	13.93	25.84	29.32	2.55	12.14	36.49	9.12	14.50	9.08	18.23
17	12/08/15	19.91	23.88	13.96	25.86	29.19	2.61	12.35	37.39	9.13	14.50	9.08	18.29
18	12/07/15	20.06	23.62	14.07	25.79	29.82	2.60	12.50	37.84	9.45	15.00	9.08	18.43
19	12/04/15	20.48	23.69	14.05	25.54	29.65	2.53	12.59	37.64	9.75	15.00	9.04	18.87
20	12/03/15	20.36	23.51	13.89	25.85	29.55	2.57	12.61	37.56	9.28	14.45	9.25	18.59
21	12/02/15	20.79	23.56	13.92	26.71	29.74	2.52	12.89	37.92	9.78	14.99	9.07	18.69
22	12/01/15	20.71	23.28	13.84	26.64	28.51	2.57	12.70	38.15	9.82	14.51	9.30	18.95
23	11/30/15	20.97	23.45	13.92	26.12	28.59	2.54	12.75	39.13	9.80	14.56	9.00	18.94
24	11/27/15	20.60	23.45	13.97	25.90	29.10	2.59	12.46	37.27	9.99	14.50	9.20	18.74
25	11/25/15	20.36	23.45	13.98	25.95	29.84	2.47	12.50	38.89	9.73	14.50	9.04	18.88
26	11/24/15	20.02	23.44	13.93	26.33	29.22	2.54	12.60	38.78	9.65	14.20	9.50	19.02
27	11/23/15	19.82	23.70	13.94	26.10	28.44	2.49	12.40	39.84	9.85	14.10	9.55	18.71
28	11/20/15	19.43	23.71	13.84	26.37	28.07	2.46	12.40	39.22	9.40	14.10	9.55	18.34
29	11/19/15	19.39	23.53	13.74	25.93	27.61	2.47	12.42	39.07	9.32	14.10	9.69	18.59
30	11/18/15	19.36	23.48	13.84	26.29	28.19	2.47	12.40	40.21	9.27	14.10	9.43	18.86
31	11/17/15	19.08	23.32	13.85	25.96	28.69	2.38	12.29	40.77	9.42	14.20	9.70	18.22
32	11/16/15	18.91	23.39	14.09	25.93	28.88	2.35	12.50	41.18	9.50	14.20	9.81	18.77
33	11/13/15	18.60	23.27	13.94	24.70	29.55	2.36	12.49	40.71	9.34	14.19	9.66	18.75
34	11/12/15	18.36	23.12	13.92	25.23	29.44	2.69	12.70	40.74	8.96	14.30	9.73	18.63
35	11/11/15	18.79	23.43	14.25	25.59	31.04	2.31	12.82	41.41	9.77	14.30	9.65	19.36
36	11/10/15	18.31	23.29	14.05	25.85	31.01	2.56	12.81	41.31	9.68	15.00	9.65	19.39
37	11/09/15	18.76	23.18	14.01	25.52	31.00	2.56	12.72	41.28	9.70	13.70	9.65	19.25
38	11/06/15	18.98	23.43	14.23	24.45	31.07	2.55	12.96	42.14	9.61	13.80	9.65	19.23
39	11/05/15	19.03	23.41	14.07	23.98	29.85	2.73	12.63	42.02	9.49	13.80	9.80	18.87
40	11/04/15	19.20	23.05	14.00	24.07	30.45	2.59	12.57	39.76	9.43	13.92	9.80	18.14
41	11/03/15	19.25	22.94	14.00	24.48	30.36	2.69	12.88	42.84	9.50	14.02	9.80	18.23
42	11/02/15	19.32	23.40	14.10	25.35	30.99	2.90	12.97	44.17	9.44	13.50	9.80	17.91
43	10/30/15	19.02	23.23	14.15	25.00	30.79	2.85	12.99	43.61	9.32	13.50	9.80	16.52
44	10/29/15	19.30	23.39	14.37	25.45	31.68	2.88	13.16	44.66	9.35	13.20	9.56	17.43
45	10/28/15	19.42	23.26	14.40	25.34	32.14	2.75	12.96	45.26	9.54	13.30	9.56	15.58
46	10/27/15	18.68	23.11	14.03	24.37	30.88	2.77	12.11	43.85	9.34	13.52	9.58	14.96
47	10/26/15	18.59	23.38	14.14	25.50	31.20	2.81	12.39	44.48	9.45	13.76	9.58	15.63

22

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3 (continued)

Closing Stock Price Data for the Comparative Group

Ticker Symbol		AFH	BWINB	DGICA	EMCI	FNHC	FAC	HALL	HCI	KINS	NSEC	UNAM |	UIHC
Count	Date	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price
48	10/23/15	18.56	23.59	14.11	25.30	31.12	2.83	12.49	44.24	9.49	14.41	10.30	15.50
49	10/22/15	18.73	23.46	14.10	25.28	31.07	2.91	12.39	43.98	9.38	14.41	10.32	15.54
50	10/21/15	18.49	23.29	14.01	25.10	30.04	2.77	12.20	43.45	9.35	14.41	10.82	15.02
51	10/20/15	18.81	23.48	14.18	25.14	30.91	2.76	12.33	43.75	9.02	14.41	10.82	15.26
52	10/19/15	18.22	23.21	14.17	24.86	29.20	2.77	12.46	39.75	9.23	14.13	10.82	15.77
53	10/16/15	18.69	23.59	14.14	24.93	28.46	2.89	12.46	39.73	9.29	14.30	10.82	15.13
54	10/15/15	18.61	23.60	13.99	24.33	28.30	2.74	12.40	39.63	9.26	14.30	10.82	14.91
55	10/14/15	18.36	23.27	13.71	23.29	27.20	2.67	12.14	38.89	9.08	13.75	10.30	14.57
56	10/13/15	18.93	23.29	13.94	23.69	27.67	2.64	12.32	39.68	9.27	13.52	10.35	14.33
57	10/12/15	19.50	23.37	14.15	23.89	27.90	2.75	12.30	40.00	9.13	14.40	10.35	14.82
58	10/09/15	19.42	23.04	14.08	23.22	26.12	2.70	12.21	39.94	9.05	14.40	10.56	14.49
59	10/08/15	19.10	22.85	14.02	23.48	25.52	2.77	12.19	40.12	9.05	14.27	10.56	14.24
60	10/07/15	18.90	22.81	14.02	23.15	25.24	2.78	12.00	41.18	8.67	14.96	10.32	14.25
61	10/06/15	18.75	22.43	13.95	23.20	24.85	2.74	11.94	39.55	8.58	14.92	10.56	13.49
62	10/05/15	18.93	22.50	13.95	23.54	25.15	2.78	11.84	39.25	8.65	14.92	10.56	13.91
63	10/02/15	18.73	21.80	13.76	22.82	24.06	2.55	11.31	36.85	8.75	14.56	10.58	13.01
64	10/01/15	18.65	21.51	13.89	22.94	23.88	2.60	11.42	37.40	8.73	15.25	10.58	13.18
65	09/30/15	18.50	21.70	14.06	23.21	24.02	2.69	11.49	38.77	8.64	15.25	10.58	13.15
66	09/29/15	18.01	21.80	13.79	23.09	23.00	2.62	11.41	38.07	8.55	14.80	10.64	12.93
67	09/28/15	17.57	22.00	13.77	23.08	23.30	2.61	11.24	37.43	8.73	14.80	10.55	12.49
68	09/25/15	17.60	22.02	13.90	23.17	22.09	2.76	11.31	38.31	8.71	15.61	10.55	12.76
69	09/24/15	18.03	22.53	13.98	23.98	22.64	2.69	11.28	38.33	8.71	15.25	10.63	12.41
70	09/23/15	17.90	22.41	13.85	24.23	22.68	2.71	11.28	38.22	8.87	16.50	11.78	12.67
71	09/22/15	17.75	22.47	13.89	24.17	22.77	2.68	11.13	38.82	8.90	15.74	11.85	12.99
72	09/21/15	17.78	22.76	14.08	24.40	23.49	2.82	11.03	39.61	8.66	14.11	11.85	13.40
73	09/18/15	17.67	22.52	14.21	23.94	23.40	2.99	11.19	38.13	8.45	14.24	10.33	13.62
74	09/17/15	17.98	22.14	13.87	24.87	23.84	2.83	11.27	39.86	8.80	15.29	11.95	13.23
75	09/16/15	17.68	22.07	13.62	24.34	22.00	2.94	11.36	39.01	9.00	14.85	12.00	12.98
76	09/15/15	17.66	22.28	13.65	24.26	21.70	2.85	11.49	38.43	8.95	14.45	12.00	13.03
77	09/14/15	17.33	22.16	13.80	24.35	21.67	2.85	11.46	38.33	9.23	14.24	12.43	13.08
78	09/11/15	17.10	22.31	13.85	24.41	21.89	2.81	11.71	38.36	9.04	14.24	13.76	13.16
79	09/10/15	16.83	22.16	13.78	23.60	21.92	2.80	11.50	38.42	9.30	13.90	11.29	13.17
80	09/09/15	16.14	22.27	13.70	22.97	21.84	2.82	11.37	38.83	9.12	13.25	10.39	13.13
81	09/08/15	16.11	22.45	13.77	22.41	21.85	2.72	11.44	38.30	9.10	12.74	10.00	13.02
82	09/04/15	16.13	22.31	13.47	21.70	21.69	2.72	11.48	37.52	8.79	12.74	9.89	12.65
83	09/03/15	16.19	22.47	13.99	22.26	21.90	2.76	11.29	38.29	8.72	12.81	9.90	12.77
84	09/02/15	16.28	22.84	14.12	22.62	22.08	2.82	11.41	38.73	8.66	12.81	10.00	12.80
85	09/01/15	16.00	22.43	14.18	22.27	21.47	2.92	11.30	39.01	8.51	12.95	9.60	12.75
86	08/31/15	16.13	22.92	14.29	22.88	21.91	2.92	11.49	39.75	8.40	12.95	9.60	13.14
87	08/28/15	16.25	23.05	14.27	23.20	21.79	2.76	11.41	38.29	8.26	12.95	9.50	12.96
88	08/27/15	16.32	22.97	14.43	22.95	21.77	2.82	11.25	38.90	8.50	12.95	9.77	12.88
89	08/26/15	16.32	22.85	14.20	22.86	21.77	2.89	11.15	39.91	8.45	12.92	9.46	13.18
90	08/25/15	16.39	22.66	13.92	22.15	21.36	2.95	11.01	39.05	8.44	12.71	9.80	13.17
91	08/24/15	16.35	22.78	14.17	22.11	21.02	3.05	11.13	39.56	8.31	12.58	9.50	13.00
92	08/21/15	16.55	23.01	14.40	23.00	21.92	3.25	11.67	40.11	8.39	12.88	9.40	13.86
93	08/20/15	16.98	22.84	14.32	23.44	22.24	3.05	11.48	40.72	8.54	13.00	9.68	14.09
94	08/19/15	17.01	23.18	14.48	23.66	23.23	3.06	11.79	41.81	8.65	13.00	9.68	14.04
95	08/18/15	17.10	23.17	14.58	23.93	23.16	2.96	11.77	42.57	8.50	12.75	9.50	14.20
96	08/17/15	17.18	23.45	14.74	24.30	24.07	2.98	11.79	43.27	8.47	12.95	9.99	14.32
97	08/14/15	17.00	23.34	14.40	24.79	24.34	2.99	11.29	42.94	8.17	13.02	9.35	14.36
98	08/13/15	17.05	23.23	14.27	23.30	23.96	3.00	10.63	43.33	8.05	14.43	9.33	14.39
99	08/12/15	17.76	22.91	14.20	23.20	24.47	3.04	11.29	43.15	7.72	14.16	9.44	14.43
100	08/11/15	17.80	22.77	14.43	22.68	24.54	2.99	11.24	41.33	7.63	14.16	9.18	14.50

23

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3 (continued)

Closing Stock Price Data for the Comparative Group

Ticker Symbol		AFH	BWINB	DGICA	EMCI	FNHC	FAC	HALL	HCI	KINS	NSEC	UNAM	UIHC
Count	Date	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price
101	08/10/15	18.01	23.02	14.41	23.35	24.08	2.97	11.13	41.27	7.70	14.16	9.37	14.17
102	08/07/15	17.80	22.92	14.41	24.38	24.41	2.97	11.02	41.04	7.64	14.30	9.10	13.91
103	08/06/15	18.04	23.16	14.45	24.34	24.73	3.03	10.77	41.03	7.65	14.30	9.20	13.58
104	08/05/15	18.63	23.34	14.48	24.40	24.34	3.24	10.81	39.86	7.72	14.29	9.31	14.37
105	08/04/15	18.78	23.16	14.14	24.42	24.24	2.91	10.60	44.56	7.64	14.19	9.47	14.32
106	08/03/15	18.70	23.45	14.50	24.39	23.99	2.91	10.79	43.94	7.62	14.19	9.29	16.62
107	07/31/15	18.46	23.32	14.87	24.12	23.59	2.99	10.68	44.88	7.68	14.19	9.32	16.06
108	07/30/15	18.27	23.03	14.81	24.50	23.71	3.03	10.47	44.87	7.52	14.19	9.53	16.00
109	07/29/15	18.55	23.18	14.95	24.50	23.47	2.94	10.59	44.74	7.55	14.19	9.54	16.07
110	07/28/15	18.55	22.93	14.88	24.85	23.64	2.94	10.86	44.80	7.60	14.19	9.74	16.12
111	07/27/15	18.94	22.76	14.93	25.20	23.87	2.96	10.95	44.71	7.57	14.19	9.60	15.83
112	07/24/15	18.76	22.69	14.95	25.48	23.95	2.93	11.09	44.30	7.64	14.19	9.67	15.80
113	07/23/15	18.85	22.94	15.02	25.87	24.12	3.01	11.15	44.84	7.68	14.08	9.65	15.88
114	07/22/15	19.19	23.28	15.21	26.06	24.62	3.11	11.28	45.11	7.70	14.47	9.64	16.14
115	07/21/15	19.00	22.87	15.20	25.88	24.77	3.13	11.20	44.04	7.82	14.50	9.68	16.10
116	07/20/15	19.18	23.21	15.22	26.02	24.16	3.14	11.15	44.99	7.68	14.38	10.08	16.50
117	07/17/15	19.22	23.43	15.44	26.00	25.45	3.13	11.43	45.51	7.69	14.38	10.55	16.68
118	07/16/15	19.51	23.45	15.38	26.09	25.22	3.10	11.47	45.45	7.64	14.38	10.60	16.68
119	07/15/15	19.43	23.30	15.31	25.85	25.52	3.14	11.46	44.68	7.57	14.27	10.68	16.65
120	07/14/15	19.59	23.45	15.10	26.17	25.15	3.15	11.49	43.85	7.59	14.31	10.32	16.54
121	07/13/15	19.23	23.63	15.14	25.87	24.76	3.20	11.45	44.63	7.67	14.28	10.35	16.21
122	07/10/15	19.10	23.39	15.16	26.02	24.54	3.14	11.42	43.91	7.59	14.57	10.50	16.49
123	07/09/15	18.85	23.06	14.90	25.71	23.90	3.14	11.36	42.92	7.52	14.57	10.50	15.81
124	07/08/15	18.86	23.23	15.22	25.99	24.27	3.14	11.34	43.24	7.54	14.59	10.50	15.69
125	07/07/15	18.97	23.36	14.97	26.02	25.00	3.14	11.47	43.64	7.54	14.61	10.41	16.05
126	07/06/15	19.83	23.40	15.02	26.20	24.80	3.20	11.54	43.48	7.54	14.76	10.41	15.93
127	07/02/15	19.76	23.29	15.04	25.58	24.68	3.20	11.65	42.81	7.50	14.99	10.41	16.03
128	07/01/15	19.78	23.11	15.29	25.15	24.76	3.21	11.73	44.50	7.50	15.65	10.88	15.90
129	06/30/15	19.83	23.02	15.23	25.07	24.20	3.20	11.38	44.21	7.60	15.65	10.48	15.54
130	06/29/15	19.83	22.94	14.98	25.16	23.85	3.13	11.37	43.85	7.60	15.65	10.83	15.82
131	06/26/15	20.31	23.17	15.35	25.26	24.03	3.18	11.75	44.98	7.56	15.67	10.82	15.89
132	06/25/15	20.01	23.28	15.48	24.80	24.02	3.29	11.84	44.83	7.54	14.70	11.02	15.76
133	06/24/15	19.57	23.40	15.28	24.77	24.59	3.25	11.83	45.02	7.55	14.70	11.02	15.72
134	06/23/15	19.28	23.70	15.25	24.79	25.35	3.19	12.01	45.86	7.62	14.70	11.02	15.99
135	06/22/15	19.03	23.56	15.22	24.67	24.55	3.25	11.96	44.59	7.62	14.68	11.05	15.51
136	06/19/15	19.13	23.44	15.14	24.18	25.02	3.21	11.69	43.71	7.61	14.55	11.05	15.35
137	06/18/15	19.10	23.69	15.16	24.45	25.80	3.27	11.61	43.10	7.59	14.75	11.05	15.58
138	06/17/15	18.76	23.19	15.13	24.28	25.62	3.22	11.49	43.07	7.65	14.75	11.05	15.35
139	06/16/15	18.80	23.08	15.06	24.19	26.11	3.18	11.54	43.19	7.60	15.01	11.50	15.13
140	06/15/15	18.99	22.75	15.08	23.90	25.45	3.17	11.48	42.80	7.58	15.20	11.08	14.65
141	06/12/15	18.93	22.93	14.98	24.40	25.36	3.18	11.56	43.40	7.60	15.30	11.08	14.38
142	06/11/15	18.82	23.30	14.99	24.32	25.29	3.25	11.64	43.27	7.48	15.30	11.50	14.22
143	06/10/15	18.98	23.36	14.82	23.94	24.93	3.21	11.63	43.03	7.55	15.30	11.08	14.08
144	06/09/15	18.75	23.08	14.72	23.51	24.77	3.18	11.17	42.25	7.49	15.20	11.08	13.92
145	06/08/15	18.85	23.07	14.72	23.62	24.80	3.24	11.34	42.73	7.59	15.99	11.23	14.20
146	06/05/15	18.79	23.24	14.79	23.85	25.65	3.22	11.39	43.55	7.64	15.50	11.49	14.43
147	06/04/15	18.79	22.99	14.86	23.65	25.43	3.22	11.40	43.40	7.47	15.50	11.49	14.61
148	06/03/15	18.82	23.15	14.79	23.84	25.50	3.24	11.41	43.68	7.41	15.49	11.49	14.39
149	06/02/15	18.78	22.83	14.86	23.63	25.32	3.22	11.49	43.24	7.44	15.15	11.61	14.65
150	06/01/15	18.79	22.45	14.69	23.65	25.69	3.14	11.44	43.48	7.41	15.24	11.61	14.91
151	05/29/15	18.81	22.49	14.80	23.65	25.68	3.22	11.10	43.23	7.44	15.23	11.61	14.42
152	05/28/15	18.90	22.58	14.94	23.58	25.61	3.24	11.14	43.40	7.44	15.23	11.57	14.50
153	05/27/15	19.10	22.74	14.75	23.38	26.08	3.21	11.32	42.87	7.44	15.23	11.55	14.01

24

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3 (continued)

Closing Stock Price Data for the Comparative Group

Ticker Symbol		AFH	BWINB	DGICA	EMCI	FNHC	FAC	HALL	HCI	KINS	NSEC	UNAM	UIHC
Count	Date	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price
154	05/26/15	18.81	22.44	14.38	22.77	25.52	3.19	11.42	42.35	7.50	15.50	11.97	14.66
155	05/22/15	18.95	22.94	14.54	23.16	25.65	3.25	11.65	43.80	7.60	15.68	11.83	15.05
156	05/21/15	18.98	23.03	14.66	23.26	25.70	3.21	11.68	43.45	7.57	15.37	11.51	15.04
157	05/20/15	18.96	23.07	14.71	23.19	26.17	3.19	11.71	44.46	7.50	15.84	11.51	15.25
158	05/19/15	18.61	23.09	14.66	23.11	26.56	3.19	11.65	44.45	7.52	15.00	11.54	16.34
159	05/18/15	19.00	22.63	14.99	23.06	26.61	3.15	11.53	44.41	7.54	15.50	11.88	16.15
160	05/15/15	18.99	22.32	15.15	22.98	25.79	3.00	11.43	44.89	7.60	15.25	11.58	15.87
161	05/14/15	19.05	22.55	15.20	23.00	26.60	2.86	11.68	44.76	7.42	14.82	11.56	15.52
162	05/13/15	19.19	22.26	15.13	22.85	26.06	3.14	11.37	45.12	7.27	15.51	12.00	15.80
163	05/12/15	19.06	22.59	15.09	23.03	26.11	3.20	11.28	44.57	7.17	15.51	12.00	15.97
164	05/11/15	19.31	22.65	15.23	23.40	26.28	3.34	11.29	45.88	7.18	15.51	12.00	15.81
165	05/08/15	19.09	22.65	15.19	23.60	27.05	3.12	11.34	46.36	7.12	14.90	12.03	16.77
166	05/07/15	18.97	22.72	15.24	23.02	26.55	3.03	11.12	47.35	7.22	14.90	11.41	17.00
167	05/06/15	18.94	22.63	15.13	22.13	26.64	3.04	11.11	46.67	7.28	15.00	11.40	16.14
168	05/05/15	18.14	22.52	15.12	22.08	25.86	3.18	11.27	46.20	7.32	14.65	11.40	16.18
169	05/04/15	18.18	22.84	15.13	22.43	26.52	3.18	11.22	47.00	7.40	14.65	11.65	16.94
170	05/01/15	18.29	22.86	15.18	23.11	25.60	3.10	11.20	46.42	7.40	14.25	10.50	16.89
171	04/30/15	18.45	22.69	15.11	23.09	28.80	2.87	11.08	43.58	7.41	14.32	10.60	16.63
172	04/29/15	18.99	23.18	15.19	23.19	29.79	2.90	11.32	44.01	7.54	15.31	10.52	19.80
173	04/28/15	19.08	23.36	15.51	23.44	29.79	2.90	11.59	44.70	7.47	15.78	10.80	20.28
174	04/27/15	19.04	23.33	15.63	23.33	29.46	2.67	11.43	45.02	7.45	16.12	10.80	19.61
175	04/24/15	19.32	23.08	15.65	23.33	30.32	2.83	11.27	46.71	7.50	16.12	10.76	21.02
176	04/23/15	19.17	23.03	15.26	23.29	30.19	2.82	11.28	46.00	7.49	16.28	10.76	20.99
177	04/22/15	19.24	23.14	15.38	22.99	30.65	2.82	11.37	46.40	7.49	15.93	10.70	20.78
178	04/21/15	19.26	23.21	15.34	22.91	30.07	2.75	11.44	45.32	7.50	16.07	10.65	20.60
179	04/20/15	19.29	23.33	15.35	23.17	30.24	2.76	11.42	45.89	7.59	15.93	10.54	20.75
180	04/17/15	18.89	23.27	15.16	23.02	29.51	2.76	11.28	45.04	7.57	15.60	10.66	20.24
181	04/16/15	18.94	24.00	15.18	23.05	30.30	2.80	11.39	46.97	7.51	16.05	10.43	21.17
182	04/15/15	18.96	23.99	15.30	23.06	30.02	2.80	11.45	46.47	7.56	16.25	10.50	21.79
183	04/14/15	18.99	23.31	15.28	22.93	30.18	2.76	11.93	47.14	7.60	15.73	10.50	21.36
184	04/13/15	19.16	23.40	15.28	22.73	31.01	2.74	11.20	46.90	7.68	16.19	10.50	21.40
185	04/10/15	19.33	23.20	15.26	22.87	31.25	2.68	10.88	46.61	7.56	16.50	10.75	20.49
186	04/09/15	19.17	22.99	15.42	23.16	31.26	2.69	10.76	46.12	7.58	15.45	10.47	21.36
187	04/08/15	18.89	23.04	15.52	23.03	31.26	2.57	10.57	46.55	7.62	14.01	10.38	22.37
188	04/07/15	18.22	22.90	15.64	23.07	30.15	2.47	10.65	46.35	7.65	14.15	10.53	22.35
189	04/06/15	17.83	23.33	15.74	23.13	30.48	2.50	10.95	46.20	7.57	14.03	11.00	22.40
190	04/02/15	17.95	23.29	15.77	23.03	30.16	2.42	11.10	46.61	7.59	14.10	10.58	22.36
191	04/01/15	17.79	23.61	15.73	22.95	31.46	2.38	10.79	47.16	7.71	14.06	10.67	22.81
192	03/31/15	17.67	23.46	15.72	22.53	30.60	2.42	10.60	45.87	7.53	14.10	10.79	22.50
193	03/30/15	17.60	23.45	15.67	21.73	29.41	2.49	10.63	44.37	7.52	14.33	10.79	22.00
194	03/27/15	17.71	23.26	14.96	21.57	28.70	2.46	10.45	43.11	7.58	14.38	10.88	22.07
195	03/26/15	17.77	23.27	15.19	21.37	29.45	2.43	10.35	43.62	7.75	14.00	10.90	22.27
196	03/25/15	17.91	23.29	15.08	21.49	29.80	2.43	10.26	45.24	7.85	14.00	10.90	22.57
197	03/24/15	17.86	23.60	15.20	21.44	30.17	2.49	10.35	45.38	7.80	13.95	10.68	22.70
198	03/23/15	17.51	23.61	15.24	21.15	30.59	2.48	10.23	45.57	7.85	14.00	10.97	22.93
199	03/20/15	17.57	23.81	15.25	21.50	29.07	2.44	10.45	46.05	7.74	14.15	10.80	22.45
200	03/19/15	17.29	23.61	15.16	21.00	29.22	2.49	11.06	45.47	7.76	14.24	10.88	22.49
201	03/18/15	17.74	23.57	15.24	21.02	29.11	2.46	11.25	45.29	7.88	14.24	11.05	21.86
202	03/17/15	17.85	23.46	15.23	21.05	29.36	2.46	11.07	46.74	7.96	14.40	11.05	22.75
203	03/16/15	18.09	23.69	15.18	21.01	29.47	2.46	11.19	49.00	7.89	14.40	11.05	23.54
204	03/13/15	17.99	23.37	15.19	21.13	29.51	2.30	11.27	48.71	7.92	14.42	10.69	23.39
205	03/12/15	17.99	23.40	15.25	21.16	29.84	2.36	11.32	48.50	8.00	14.42	10.69	23.00
206	03/11/15	17.13	23.37	14.83	21.17	28.68	2.42	11.03	46.12	7.66	14.47	10.73	22.90

25

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3 (continued)

Closing Stock Price Data for the Comparative Group

Ticker Symbol		AFH	BWINB	DGICA	EMCI	FNHC	FAC	HALL	HCI	KINS	NSEC	UNAM	UIHC
Count	Date	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price	Price
207	03/10/15	16.89	23.24	14.81	20.79	28.79	2.44	11.12	45.19	7.80	14.21	11.01	22.58
208	03/09/15	17.25	23.21	15.03	20.83	28.82	2.44	11.22	46.96	8.00	14.31	11.02	22.76
209	03/06/15	17.37	23.00	14.80	20.41	28.95	2.46	10.88	47.46	8.00	14.14	11.70	23.41
210	03/05/15	17.47	23.13	15.01	20.55	28.38	2.44	10.70	46.78	7.95	13.66	11.70	23.65
211	03/04/15	17.55	23.17	15.07	20.45	29.12	2.44	10.75	46.50	7.76	13.60	11.70	23.56
212	03/03/15	17.84	23.11	15.12	20.53	29.45	2.47	11.07	47.23	7.62	13.80	11.70	24.47
213	03/02/15	18.09	23.30	15.17	20.54	30.11	2.43	11.21	48.02	7.61	13.70	11.70	25.41
214	02/27/15	17.98	23.23	15.33	20.82	28.93	2.41	11.28	47.32	7.90	13.84	11.70	24.41
215	02/26/15	18.10	23.26	15.28	21.01	30.10	2.44	11.38	47.54	7.79	12.96	11.70	24.70
216	02/25/15	18.06	23.23	15.11	20.75	28.82	2.45	11.10	46.26	7.60	12.96	11.70	24.04
217	02/24/15	18.04	23.22	15.39	21.01	28.71	2.44	10.87	46.48	7.57	12.96	11.70	24.55
218	02/23/15	17.67	23.21	15.34	20.01	28.81	2.39	10.92	46.93	7.57	13.03	11.85	24.14
219	02/20/15	17.65	23.19	15.81	20.00	28.42	2.40	10.87	46.91	7.55	13.11	11.85	22.97
220	02/19/15	17.59	23.22	16.20	20.51	29.03	2.47	10.81	47.11	7.60	13.10	11.85	22.44
221	02/18/15	17.62	23.20	16.16	21.16	29.93	2.48	10.68	46.47	7.59	13.15	11.85	25.46
222	02/17/15	17.59	23.25	16.09	21.09	29.46	2.40	10.59	47.00	7.57	13.20	11.85	27.64
223	02/13/15	17.55	23.41	16.18	22.20	29.64	2.38	10.48	50.01	7.60	13.20	11.75	27.40
224	02/12/15	17.81	23.40	16.10	22.57	29.93	2.40	10.64	49.30	7.60	13.40	11.85	27.74
225	02/11/15	17.54	23.22	16.04	22.25	30.00	2.38	10.65	48.54	7.64	14.00	11.90	27.38
226	02/10/15	17.53	23.14	16.06	22.17	29.90	2.34	10.97	47.85	7.55	14.00	11.90	27.75
227	02/09/15	17.45	23.17	16.11	22.05	29.33	2.27	11.05	47.50	7.60	14.00	11.84	27.58
228	02/06/15	17.57	23.33	16.04	22.67	30.09	2.27	11.22	48.64	7.58	14.00	11.75	28.09
229	02/05/15	17.52	23.43	16.22	22.40	30.10	2.26	11.29	48.49	7.60	13.36	11.90	27.84
230	02/04/15	17.18	23.29	16.17	22.13	30.27	2.34	11.26	48.28	7.66	13.36	11.81	27.95
231	02/03/15	17.06	23.55	16.07	22.39	30.37	2.25	11.52	47.99	7.62	13.85	11.75	26.89
232	02/02/15	16.83	23.42	15.98	21.60	29.76	2.29	11.16	46.30	7.65	14.00	12.00	25.79
233	01/30/15	16.70	23.10	15.99	21.51	29.11	2.33	11.04	46.21	7.79	13.04	12.06	24.43
234	01/29/15	17.05	23.84	16.18	22.01	30.15	2.38	11.27	46.60	7.82	13.04	11.75	25.63
235	01/28/15	17.39	23.26	16.01	21.41	29.65	2.41	11.07	46.20	7.81	13.08	12.08	25.32
236	01/27/15	17.55	23.94	16.11	22.23	28.92	2.35	11.28	46.56	7.83	13.22	11.73	23.78
237	01/26/15	17.19	24.20	16.24	22.45	28.08	2.29	11.25	46.94	7.81	13.50	11.74	23.93
238	01/23/15	16.68	24.51	16.14	22.55	27.59	2.34	11.41	46.17	8.09	13.38	12.06	23.51
239	01/22/15	16.44	24.59	16.20	23.04	27.77	2.40	11.62	46.58	8.07	13.38	11.82	23.75
240	01/21/15	16.19	24.35	15.96	22.56	26.56	2.48	11.36	46.00	8.06	13.38	11.93	23.28
241	01/20/15	16.51	24.69	15.79	22.84	26.50	2.48	11.07	45.78	8.06	13.38	11.70	23.31
242	01/16/15	16.48	24.99	15.96	23.37	26.58	2.43	11.08	46.62	8.07	13.77	11.70	22.87
243	01/15/15	16.03	24.53	16.00	22.75	25.80	2.37	11.01	45.23	7.98	13.24	11.83	22.72
244	01/14/15	16.47	24.92	16.19	23.17	26.25	2.31	11.28	46.02	7.87	13.67	11.70	22.25
245	01/13/15	16.79	25.25	16.13	22.60	26.15	2.29	11.39	45.41	7.85	13.28	11.72	21.98
246	01/12/15	16.14	25.00	16.20	22.55	25.95	2.30	11.32	45.02	7.89	13.75	11.72	21.49
247	01/09/15	16.05	25.20	16.30	22.61	25.76	2.30	11.59	44.13	7.97	13.75	11.70	21.68
248	01/08/15	16.05	25.40	16.43	22.85	26.15	2.35	11.67	44.18	7.97	13.75	11.70	21.75
249	01/07/15	16.03	25.24	16.20	22.60	26.44	2.40	11.40	43.01	7.96	14.01	11.52	21.02
250	01/06/15	15.87	25.07	16.04	22.62	25.37	2.44	11.52	41.42	7.89	13.50	11.48	21.15
251	01/05/15	16.35	25.23	16.11	22.91	24.07	2.44	11.97	42.55	7.98	13.50	11.44	21.25
252	01/02/15	16.84	25.42	15.98	22.70	23.61	2.49	12.11	42.88	8.02	13.65	11.44	21.17
	12/31/14	16.32	25.78	15.98	23.64	24.16	2.55	12.09	43.24	8.15	13.45	11.44	21.95

Source: SNL Financial.

26